Exhibit 99.3

News Release

CONTACT

Larry Adeleye AVP/Director, Treasury and Finance 614.917.5108 F 614.887.1074 Larry.Adeleye@StateAuto.com	Kyle Anderson AVP/Director of Corporate Communication 614.971.5497 M 614.477.5301 Kyle.Anderson@StateAuto.com

State Auto Financial declares 86th consecutive quarterly dividend

Columbus, Ohio (November 9, 2012) – Today the board of directors of State Auto Financial Corporation (Nasdaq: STFC) declared a regular quarterly cash dividend of $0.10 per share, payable Dec. 31, 2012, to shareholders of record at the close of business on Dec. 12, 2012. Since the third quarter of 2007, the company has declared quarterly cash dividends of $0.15 per share. The $0.10 per share dividend declared today is consistent with the previously disclosed overall capital management strategy, which included reducing the company’s share from 80% to 65% of the Pooling Arrangement at the close of business on Dec. 31, 2011. This is the 86th consecutive quarterly cash dividend declared by the company’s board since STFC had its initial public offering of common stock in 1991.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.